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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1 )*

                        Bridgestreet Accommodations Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                             Shares of Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   108452 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1 (b)
| | Rule 13d- (c)
| | Rule 13d-1 (d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G
CUSIP NO. 318677 10 1                                          PAGE 2 OF 6 PAGES
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSON

           FIRSTMERIT CORPORATION
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                       (b) [   ]
--------------------------------------------------------------------------------

3          SEC USE ONLY

--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION
                OHIO
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              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           610,851
                                      ------------------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                          0
                                      ------------------------------------------
                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                         610,851
                                      ------------------------------------------
               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            0
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           610,851
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                          [  ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC
--------------------------------------------------------------------------------



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ITEM 1 (A). NAME OF ISSUER.

       Bridgestreet Accommodations Inc.
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ITEM 1 (B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

30670 Bainbridge Road, Solon, OH 44139
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ITEM 2 (A). NAME OF PERSON FILING.

       FirstMerit Corporation
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ITEM 2 (B). ADDRESS OF PRINCIPAL BUSINESS OFFICE.

       III Cascade Plaza, 7th Floor
-----------------------------------------------------------------------------
       Akron, OH 44308
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ITEM 2 (C). PLACE OF ORGANIZATION:

         State of Ohio
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ITEM 2 (D). TITLE OF CLASS OF SECURITIES:

         Common Stock
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ITEM 2 (E).  CUSIP NUMBER:

       108452 10 3
-----------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(B), OR 13d-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

         (a) |_| Broker or dealer registered under Section 15 of the Exchange
                 Act;

         (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) |_| Investment company registered under Section 8 of the Investment Company Act;

         (e) |_| An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

         (g) |X| A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount of beneficially owned:             610,851 shares
                                                    ------------------------
          (b)  Percent of class:                              7.6%
                                                    ------------------------




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(c)  Number of shares as to which such person has:

       (i) Sole power to vote or to direct the vote                     610,851
                                                                        -------
       (ii) Shared power to vote or to direct the vote                        0
                                                                        -------
       (iii) Sole power to dispose or to direct the disposition of      610,851
                                                                        -------
       (iv) Shared power to dispose or to direct the disposition of           0
                                                                        -------



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        None


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Identification:  (A) FirstMerit Bank, N.A.
                         -------------------------------
        Classification:  (B) A Bank as defined by Section 3(A)(6) of the Act.
                         ----------------------------------------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable
        -------------------

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable
        -------------------



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ITEM 10. CERTIFICATION.

         The undersigned expressly declares that the filing of the Schedule 13G/A shall not be construed as an admission that the undersigned is, for purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G/A.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






Dated: February 4, 2000               By: /s/ Terry E. Patton
                                         ------------------------------------
                                         Terry E. Patton
                                         Executive Vice President, Secretary



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